Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (this “Agreement”) is made by and among CLOUD PEAK ENERGY INC. (the “Company”) and                          (“Executive”) and is entered into as of January 29, 2019 (the “Effective Date”).

1.                                      Purpose.  The Company recognizes the important goal of retaining Executive as an employee of the Company, and, in furtherance of that goal, the Company wishes to provide financial incentives for Executive to remain an employee for the period of time specified in this Agreement and to continue to perform in a highly effective manner and contribute to the success of the Company and its affiliates.  Except to the extent otherwise defined herein, capitalized terms used in this Agreement shall have the meaning given them on Exhibit A attached hereto.

2.                                      Retention Bonus. Subject to the terms and conditions set forth herein, the Company shall pay to Executive an amount equal to $[•] (the “Retention Bonus”), less applicable taxes, deductions and withholdings, which amount shall be payable in a single lump sum cash payment as soon as practicable following the Effective Date but in no event later than the date that is 30 days following the Effective Date.

3.                                      Clawback.  In the event that Executive’s employment with the Company or its affiliates is terminated prior to the Retention Date (as defined below) by (a) the Company for Cause or (b) Executive other than for Good Reason (including retirement), Executive shall repay to the Company, in immediately available funds, an amount equal to the Retention Bonus, less any amounts withheld by the Company for income and employment taxes, within thirty (30) days following the date of Executive’s termination of employment and, in order to satisfy such repayment, Executive agrees that the Company may offset against, and Executive authorizes the Company to deduct from, any payments due to Executive, or to his estate, heirs, legal representatives or successors; provided that, no such offset shall result in a violation of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”). For the avoidance of doubt, in the event that Executive’s employment with the Company or its Affiliates is terminated either (x) prior to the Retention Date by (i) the Company without Cause, (ii) Executive for Good Reason or (iii) the Company or Executive due to Executive’s death or Disability, or (y) on or following the Retention Date for any reason or no reason at all, Executive shall not be required to repay the Retention Bonus.

For purposes of this Agreement, the term “Retention Date” means the earlier to occur of (A) the first anniversary of the Effective Date or (B) the consummation of a transaction, whether implemented out-of-court, in-court, or a combination thereof that either (1) effectuates a recapitalization or restructuring of a material portion of the Company’s outstanding indebtedness or (2) involves an acquisition, merger, or other business combination pursuant to which a majority of the business, equity, or assets of the Company is sold, purchased, or combined with another entity or company that is not an affiliate of the Company.

4.                                      Acknowledgements.

(a)                                 No 2019 Equity Grants. Notwithstanding anything to the contrary set forth in Executive’s employment agreement with the Company, if applicable (the “Employment Agreement”), or otherwise, Executive acknowledges and agrees that the Company does not currently intend to grant any equity awards under the Company’s 2009 Long-Term Incentive Plan (as amended from time to time, the “LTIP”) to Executive in respect of calendar year 2019. For the avoidance of doubt, the terms of this Section 4(a) applies only to equity awards in respect of calendar year 2019 and does not apply to any future compensatory equity awards to Executive in respect of calendar year 2020 or future periods.

(b)                                 Waiver of Good Reason. Notwithstanding anything to the contrary set forth in the Employment Agreement, if any, or any other similar document, Executive (i) acknowledges and agrees that the absence of any equity award grant under the LTIP to Executive in respect of calendar year 2019 pursuant to Section 4(a) of this Agreement does not (A) constitute Good Reason under the Employment Agreement, if any, or any other similar document, (B) constitute a breach of any kind by the Company of the agreements, covenants or other provisions of the Employment Agreement, if any, or any other similar document or (C) entitle Executive to any benefits under the Employment Agreement, if any, or any other similar document or to exercise any rights or remedies under the Employment Agreement, if any, or any other similar document, and (ii) hereby waives any claim or allegation inconsistent with Executive’s agreement in Section 4(a) or 4(b)(i) of this Agreement.

5.                                      Release. In exchange for the promises of the Company set forth in this Agreement, the sufficiency of which Executive acknowledges, Executive, with the intention of binding Executive and Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and its subsidiaries, its and their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party; provided that this Section 5 shall not waive Executive’s existing rights to (a) accrued and vested compensation or benefits, (b) any claims or rights arising after the date that Executive signs this Agreement, or (c) indemnification and advancement of expenses in connection with, arising from or related in any way to actions or omissions in Executive’s capacity as a director, officer, employee, agent or other capacity for the Company or any of its affiliates or any other entity at the direction of the Company or any of its affiliates, including, without limitation, indemnification and advancement of expenses pursuant to the Company’s bylaws, certificate of incorporation or other policies or agreements.

6.                                      Confidentiality. Executive agrees to preserve and protect the confidentiality of all Confidential Information (as defined below), which Executive acknowledges is the sole and exclusive property of the Company. Executive agrees that Executive will not, at any time during Executive’s term of employment or thereafter, make any unauthorized disclosure of Confidential Information, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities to the Company. Executive further agrees to preserve and protect the confidentiality of all confidential information of third parties provided to the Company by such third parties with an expectation of confidentiality. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable laws; provided, however, that in the event disclosure is required by applicable laws and Executive is making such disclosure, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure to the extent practicable and not legally prohibited, so that the Company may seek an appropriate protective order at the Company’s sole cost and expense.

Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from: (a) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (b) making disclosures that are protected under the whistleblower provisions of applicable law.

For purposes of this Section 6, the term “Company” includes the Company and each of its affiliates. The term “Confidential Information” shall mean any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company and includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (i) technical information and materials of the Company; (ii) business information and materials of the Company; (iii) any information or material that gives the Company an advantage with respect to its competitors by virtue of not being known by those competitors; and (iv) other valuable, confidential information and materials and/or trade secrets of the Company.

7.                                      Not a Contract of Employment.  This Agreement is not a contract of employment and does not guarantee Executive employment for any specified period of time.

8.                                      Waiver.  No provisions of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by Executive and such officer (other than Executive) as may be specifically designated by Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.                                      Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado, without regard to conflicts of laws principles of such state.

10.                               Section 409A.  This Agreement is intended to comply with, or be exempt from Section 409A, and shall be construed and administered in accordance with Section 409A.

11.                               Entire Agreement.  This Agreement contains all of the understandings and representations between the Company and Executive relating to the retention bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonuses, including but not limited to the retention bonus described in the Executive Retention Agreement, dated November 9, 2018, by and between the Company and Executive, if applicable (the “Prior Retention Agreement”); provided, however, that this Agreement shall not supersede or modify any other agreements between the Company and Executive, and specifically, the Employment Agreement, if any, shall remain in full force and effect except as expressly modified hereunder pursuant to Section 4 of this Agreement. For the avoidance of doubt, this Agreement renders the Prior Retention Agreement, if any, null and void and of no effect and Executive shall not be entitled to payment of any amounts under such Prior Retention Agreement on or after the Effective Date.

12.                               Validity.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.                               Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.                               Assignment; Change in Control.  The provisions of this Agreement shall bind and inure to the benefit of the Company and its successors and assigns.  The term “successors” as used in this Agreement shall include any corporation or other business entity which shall by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets or ownership of the Company, and successors of any such corporations or other business entities.  Where appropriate, the term “Company” as used in this Agreement shall also include any other successor that assumes the Agreement.  Notwithstanding anything to the contrary herein, upon the occurrence of a “Change in Control” (as defined in the LTIP as in effect on the Effective Date) prior to the Retention Date, the Agreement shall terminate and Executive shall not be required to repay the Retention Bonus pursuant to Section 3 of this Agreement.

15.                               Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

16.                               Other Benefits.  The Retention Amount is a special payment to Executive and, except as otherwise set forth in Section 11 of this Agreement, is not intended to supersede or replace any other compensation payable to Executive, and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension or retirement, death, or other benefit under any bonus, incentive, pension or retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

17.                               Legal Expenses. In the event of any claim, dispute, litigation, arbitration or other proceeding relating to Section 3 of this Agreement in which the Company is the prevailing party, the Company shall be entitled to receive, and Executive shall pay upon demand, reasonable attorneys’ fees and related costs incurred by the Company in connection with the resolution of such claim, dispute, litigation, arbitration or other proceeding.  If the Company is not the prevailing party in such a claim, dispute, litigation, arbitration or other proceeding, the Company shall pay Executive upon demand, reasonable attorneys’ fees and related costs incurred by the Executive in connection with the resolution of such claim, dispute, litigation, arbitration or other proceeding.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CLOUD PEAK ENERGY INC.

By:
Name:
Title:

EXECUTIVE:

Name:

SIGNATURE PAGE TO

EXECUTIVE RETENTION AGREEMENT

Exhibit A

Certain Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below:

•                  “Cause” means “cause” (or a term of like import) as defined under the Employment Agreement in effect as of the Effective Date (regardless of whether such Employment Agreement is later modified, amended or terminated), if any, or any other similar document in effect at the time a determination is made or, in the absence of such an agreement or definition, shall mean (A) any conviction of, or plea of guilty or nolo contendere to (i) any felony (except for vehicular-related felonies, other than manslaughter or homicide) or (ii) any crime (whether or not a felony) involving dishonesty, fraud, or breach of fiduciary duty; (B) willful misconduct by Executive in connection with the performance of services to the Company; (C) ongoing failure or refusal after written notice, other than by reason of Disability or ill health, to faithfully and diligently perform the usual and customary duties of Executive’s employment; (D) failure or refusal after written notice to comply with the reasonable written policies, standards and regulations of the Company which, from time to time, may be established and disseminated; or (E) a material breach by Executive of any terms related to Executive’s employment in any applicable agreement including any applicable Employment Agreement; provided that the conduct described in clauses (C) through (E) shall not constitute Cause unless the Company has provided Executive with written notice of such conduct within ninety (90) days of any senior officer of the Company (other than Executive) having knowledge of such conduct, and Executive has failed to cure such conduct within sixty (60) days of receiving such notice.

•                  “Disability” means “disability” (or a term of like import) as defined under the Employment Agreement in effect as of the Effective Date (regardless of whether such Employment Agreement is later modified, amended or terminated), if any, or any other similar document in effect at the time a determination is made or, in the absence of such an agreement or definition, shall occur when Executive is entitled to receive payments under the Company’s long-term disability insurance plan, if one is in effect at the time.  If there is no long term disability insurance plan in effect, then Disability shall occur when Executive is unable to perform her duties hereunder as a result of illness or mental or physical injury for a period of at least 180 days.

•                  “Good Reason” means “good reason” (or a term of like import) as defined under the Employment Agreement in effect as of the Effective Date (regardless of whether such Employment Agreement is later modified, amended or terminated), if any, or any other similar document in effect at the time a determination is made or, in the absence of such an agreement or definition, shall occur when (A) one of the following (each, a  “Resignation Condition”) has occurred: (i) a material breach by the Company of any of the covenants in the Employment Agreement, if any, or this Agreement, (ii) any material reduction in Executive’s annualized base salary, (iii) the relocation of Executive’s principal place of employment that would increase Executive’s one-way commute by more than

EXHIBIT A-1

seventy-five (75) miles, or (iv) a material diminution in Executive’s authority, duties, or responsibilities; (B) Executive has given the Company written notice of the occurrence of the Resignation Condition within ninety (90) days after the Resignation Condition first occurred; (C) the Company has not cured the Resignation Condition within sixty (60) days of receiving notice from Executive required by clause (B) of this paragraph; and (D) Executive’s termination of employment for “Good Reason” occurs on the later of (i) ninety (90) days after the Resignation Condition first occurred or (ii) 10 days after the sixty (60) day period if, in the event of (D)(i) or (D)(ii), the Company has not cured such Resignation Condition.

EXHIBIT A-2